Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

June 27, 2023

Allurion Technologies Holdings, Inc.

11 Huron Drive

Natick, MA 01760

Re:	Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of the Registration Statement on Form S-4 (File No. 333-271862) (as amended or supplemented, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Allurion Technologies Holdings, Inc., a Delaware corporation (the “Company”) of (i) up to 62,769,507 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be issued or issuable, or reserved for issuance, by the Company pursuant to the terms of the Business Combination Agreement, dated as of February 9, 2023 (as the same has been amended as of May 2, 2023, the “Business Combination Agreement”), by and among the Company, Allurion Technologies, Inc., Compute Health Acquisition Corp., Compute Health Corp., and Compute Health LLC, (ii) 21,562,322 warrants to purchase up to 30,628,308 shares of Common Stock (the “Warrants”) issuable by Company pursuant to the Business Combination Agreement and (iii) up to 30,628,308 shares of Common Stock issuable upon exercise of the Warrants.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the law of New York and the Delaware General Corporation Law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.         The Shares have been duly authorized and, upon delivery against payment therefor in accordance with the terms of the Business Combination Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.         The Warrants have been duly authorized and, upon delivery against payment therefor in accordance with the terms of Business Combination Agreement, the Warrants will be valid and binding obligations of the Company.

Allurion Technologies Holdings, Inc.

June 27, 2023

3.         Assuming the shares of Common Stock issuable upon exercise of the Warrants were issued today in accordance with the terms of the Warrants, they would be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP